SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)      April 25, 2007
Breeze-Eastern Corporation
(Exact Name of Registrant as Specified in Charter)

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Delaware	1-7872	95-4062211

(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

700 Liberty Ave, Union, New Jersey	07083

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code      (908) 688-2440

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Amendment of a Material Definitive Agreement
The Company entered into an Amendment Agreement dated as of April 25, 2007, with Tinicum Capital Partners, II, L.P., Tinicum Capital Partners Parallel Fund II, L.P. and Tinicum, Inc. (collectively, “Tinicum”) amending (i) that certain Stock Purchase Agreement dated as of February 15, 2006, and (ii) that certain Amended and Restated Confidentiality Agreement, dated as of February 17, 2006. Both agreements are by and among the Company and Tinicum, and were entered into relative to Tinicum’s purchase directly from the Company of 1,666,667 shares of the Company’s common stock in a February 2006 private placement.
Tinicum informed the Company that it wished to be relieved of certain contractual restrictions set forth in those agreements so that it would have sufficient rights as a stockholder to act as it believed appropriate in connection with matters of significance regarding the Company or that may come before the stockholders. Tinicum’s nominee to the Board of the Company, Mr. Shockley, did not participate in the Board’s unanimous vote to approve the Amendment Agreement.
The primary effect of the Amendment Agreement is to relieve Tinicum of some, but not all, of the restrictions provided for in the amended agreements with respect to the taking of actions by Tinicum regarding the Company. Actions with respect to which restrictions were lifted by the Amendment Agreement included, among others, restrictions on the voting of Company stock beneficially owned by Tinicum. The remaining restrictions provided for in the Confidentiality Agreement will terminate in September 2007, and the remaining restrictions in the Stock Purchase Agreement will terminate in February 2008. A copy of the Amendment Agreement is filed herewith as Exhibit 10.37 to this Form 8-K.
ITEM 9.01 Financial Statements and Exhibits.
     (a) Financial Statements of Business Acquired. None
     (b) Pro Forma Financial Information. None
     (c) Exhibits.

Exhibit	Description
10.37	Amendment Agreement dated as of April 25, 2007, by and among the Company, Tinicum Capital Partners, II, L.P., Tinicum Capital Partners Parallel Fund II, L.P., and Tinicum, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREEZE-EASTERN CORPORATION
By:	/s/ Joseph F. Spanier
Joseph F. Spanier, Executive Vice President,
Chief Financial Officer and Treasurer

Date: April 30, 2007

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